Exhibit 14

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 of our report dated February 1, 2005, relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Report to Shareholders of Dreyfus Stock Index Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements and Experts,” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
February 16, 2005